Exhibit 99.1

NEWS RELEASE

Fargo Electronics, Inc.

6533 Flying Cloud Drive

Eden Prairie, Minnesota 55344 USA

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION:

October 25, 2005	Paul Stephenson
952-941-9470, ext. 142
E-mail: Paul.Stephenson@fargo.com

Fargo Electronics, Inc. Reports Record Third Quarter 2005 Results

Revenues increase 14%; Net Income increases 33%

Minneapolis, MN (October 25, 2005) – Fargo Electronics, Inc. (NASDAQ: FRGO) today reported net sales for the third quarter ended September 30, 2005, of $22,456,000, an increase of 14% over net sales of $19,626,000 reported in the third quarter of 2004. Net income for the third quarter was $3,071,000, an increase of 33% over the $2,305,000 achieved in the third quarter of 2004. Earnings per diluted share for the third quarter were $0.23 compared to $0.18 in the third quarter of 2004.

“Revenues, net income and earnings per share each represented record quarterly results for Fargo,” said Gary R. Holland, Fargo’s president and chief executive officer. “Our strategy to provide end users with the most secure card identity solutions by offering secure printer/encoders linked with secure materials and secure software is delivering results. In September, we launched several new products at the ASIS tradeshow. Initial reactions from our distribution channel to these have been very favorable.”

Gross profit margins for the quarter were 43% compared to 41% in the third quarter of 2004. The improvement is due to lower manufacturing costs and the mix of product sales. Operating expenses were $5,412,000 compared to $4,909,000 last year. The increase is primarily a result of higher compensation expense due to growth and professional fees. Operating income for the quarter was $4,325,000, an increase of 37% over the $3,159,000 achieved last year.

For the nine months ended September 30, 2005, the company reported net sales of $59,999,000, an increase of 14% over the $52,725,000 reported for the same period in 2004. Operating income was $10,323,000 compared to $7,855,000 in 2004. Net income for the first nine months of 2005 was $7,586,000, or $0.58 per diluted share, compared to $5,479,000, or $0.43 per diluted share in 2004.

Other accomplishments in the quarter include:

•                  Launched the Persona C30 card printer and the DTC550 secure card printer/encoder.

•                  Received and shipped an order for 290 HDP600-LC laminating card printer/encoders for use by the National Guard Bureau as part of the U.S. Department of Defense Common Access Card project.

•                  Received and shipped an order for 50 HDP600 card printer/encoders for the U.S. Department of State. These printer/encoders will be used to provide smart cards for embassy officials to securely access facilities and information systems.

•                  Launched the SecureVault™ ID Management System to assist users in securing and managing card production materials.

•                  Received three new patents issued by the United States Patent and Trademark Office.  In addition, received a notice of allowance on the first SecureMark® patent from the European Patent and Trademark Office.

Outlook

Fargo presently anticipates that earnings per diluted share for the fourth quarter of fiscal 2005 will be in the range of $0.18 to $0.21. This represents a range for the full fiscal year 2005 of $0.76 to $0.79.

Forward-looking Statements

Statements made in this report concerning our expectations about future results or events, are “forward-looking statements”. When used in this report, words such as “anticipate,” “believe,” “estimate,” “expect,” and “forecast” as they relate to us or our management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Such statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995, and are necessarily subject to risks and uncertainties. Actual results may differ materially from those reflected in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and are subject to the risks and uncertainties inherent in general industry and market conditions, general domestic and international economic conditions, and other factors. These risks and uncertainties include, but are not limited to: product acceptance and customer demand for our card personalization systems and proprietary supplies; actions taken and alternative products marketed by our competitors; supplier relationships, including reliance on sole and single-source suppliers; manufacturing or design defects that we may discover after shipment; challenges in successfully implementing a new enterprise resource planning computer system; lack of inventories of component parts or finished goods; our focus on the identification card personalization market; continuing technological changes in our industry; our dependence on a distribution network and the reaction of this network to changes in distribution programs; domestic and international regulations and standards; our dependence on international sales and foreign suppliers; material changes in orders placed by large end users; challenges in effectively managing growth; our dependence on technologies we do not own; complex design that could result in manufacturing delays; protecting and enforcing our intellectual property rights; inadequate protection against infringement claims; the costs of implementing and complying with new regulations enacted in various countries requiring the reduction of hazardous substances in electrical and electronic equipment, including the European Union Waste Electrical and Electronic Equipment Directive and Restriction of Hazardous Substances Directive; and adverse economic and business conditions, including conditions resulting from the terrorist attack on the U.S. on September 11, 2001 and the resulting hostilities and the war with Iraq. For more detail of the risks, uncertainties and other factors that could affect our future operations and results, see our filings with the Securities and Exchange Commission, particularly the Annual Report on Form 10-K for the year ended December 31, 2004 and our Form 10-Q reports.

The Company assumes no obligation to update the forward-looking statements or any other information contained in this release.

About Fargo

Founded in 1974, Fargo Electronics is a global leader in the development of secure technologies for identity card issuance systems, including secure card printer/encoders, materials and software. The company has sold more than 100,000 systems in the U.S. and over 80 other countries worldwide. Fargo card issuance systems reduce vulnerabilities and potential for loss of time, money and lives by continually improving the security of identity credentials. Fargo provides physical, information, and transaction security for a wide variety of applications and industries, including government, corporate, national IDs, drivers’ licenses, universities, schools and membership. Based in Minneapolis, Minn., Fargo markets its products through a global distribution network of professional security integrators. For more information about Fargo, visit www.fargo.com.

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FARGO ELECTRONICS, INC.

CONDENSED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	September 30, 2005	December 31, 2004

ASSETS

Current assets:
Cash and cash equivalents	$34,231	$23,435
Accounts receivable, net	11,414	9,702
Inventories, net	6,535	6,219
Prepaid expenses	544	271
Deferred income taxes	3,259	3,259

Total current assets	55,983	42,886

Equipment and leasehold improvements, net	3,238	2,026

Deferred income taxes	14,792	16,966
Other	21	27

Total assets	$74,034	$61,905

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,479	$6,018
Accrued liabilities	3,615	2,806

Total current liabilities	12,094	8,824

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $.01 par value; 50,000 shares authorized, 12,772 and 12,603 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	128	126
Additional paid-in capital	151,574	150,303
Accumulated deficit	(89,762)	(97,348)

Total stockholders’ equity	61,940	53,081

Total liabilities and stockholders’ equity	$74,034	$61,905

FARGO ELECTRONICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net sales	$22,456	$19,626	$59,999	$52,725

Cost of sales	12,719	11,558	33,999	31,324

Gross profit	9,737	8,068	26,000	21,401

Operating expenses
Research and development	1,428	1,337	4,225	3,841
Selling, general and administrative	3,984	3,572	11,452	9,705

Total operating expenses	5,412	4,909	15,677	13,546

Operating income	4,325	3,159	10,323	7,855

Other income
Interest, net	246	52	556	106
Other, net	—	—	393	—
Total other income	246	52	949	106

Income before provision for income taxes	4,571	3,211	11,272	7,961

Provision for income taxes	1,500	906	3,686	2,482

Net income	$3,071	$2,305	$7,586	$5,479

Net income per common share
Basic earnings per share	$0.24	$0.18	$0.60	$0.44
Diluted earnings per share	$0.23	$0.18	$0.58	$0.43

Weighted average common shares outstanding
Basic	12,756	12,519	12,683	12,494
Diluted	13,145	12,780	13,127	12,817

FARGO ELECTRONICS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2005	2004

Cash flows from operating activities:
Net income	$7,586	$5,479
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	820	781
Provision for excess and obsolete inventory	303	103
Loss on disposal of equipment	8	—
Deferred income taxes	2,174	2,385
Tax benefit recognized for stock options	—	16
Changes in operating assets and liabilities
Accounts receivable	(1,712)	(3,829)
Inventories	(619)	(878)
Prepaid expenses and other assets	(273)	(27)
Accounts payable	2,145	2,785
Accrued liabilities	809	(191)

Net cash provided by operating activities	11,241	6,624

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(1,718)	(681)

Net cash used in investing activities	(1,718)	(681)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,273	464

Net cash provided by financing activities	1,273	464

Net increase in cash and cash equivalents	10,796	6,407

Cash and cash equivalents, beginning of period	23,435	13,445

Cash and cash equivalents, end of period	$34,231	$19,852

Significant noncash activities:
Purchases of equipment included in accounts payable	$316	$105

FARGO ELECTRONICS, INC.

SUPPLEMENTAL SALES INFORMATION

(In thousands)

(Unaudited)

Sales by Product Category

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Secure printers/encoders	$8,981	$7,454	$23,322	$19,840
Secure materials	13,475	12,172	36,677	32,885

Total sales	$22,456	$19,626	$59,999	$52,725

Sales by Geographic Region

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
U.S.	$13,217	$11,133	$33,780	$29,623
International	9,239	8,493	26,219	23,102

Total sales	$22,456	$19,626	$59,999	$52,725